Exhibit 99.1

From: Jai P. Nagarkatti, President and CEO	For questions, contact:
Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

August 9, 2006

SIGMA-ALDRICH ACQUIRES PHARMORPHIX TO EXPAND R&D OFFERING

St. Louis, MO - Sigma-Aldrich Corporation (Nasdaq:SIAL) announced today that it has acquired Pharmorphix Limited, a privately held firm based in Cambridge, UK, that offers solid-form research services to the global pharmaceutical and biotech markets. The addition of Pharmorphix will broaden SAFC Pharma’s manufacturing services customer base and enhance its technology services offering for existing customers.

The mid-year addition of Pharmorphix, which had sales of roughly $5 million over the past 12 months, will not have a material impact on Sigma-Aldrich’s sales. The acquisition is expected to help the Company achieve its growth goals over the next several years and is expected to be neutral to mildly accretive to earnings in 2006, with no initial charges. All current employees in good standing, including the existing Pharmorphix management team, will remain with the company. Terms of the purchase, which were not disclosed, were paid in cash.

Operating in state-of-the-art facilities in Cambridge Science Park near London, Pharmorphix is a leading provider of solid form research services. These services are sold to a large number of pharmaceutical and biotech customers that require information on the solid state of therapeutics to support regulatory and intellectual property submissions. The acquisition will further enhance SAFC Pharma’s position as a global industry leader in the manufacture of active pharmaceutical ingredients (API’s), complementing SAFC’s existing API development and production sites.

SAFC’s President, Frank Wicks, commented, “This technology-driven purchase of a leading company in its field is further indication of our desire to be considered the global outsourcing partner of choice for the pharma and biotech sectors. Recently-published FDA guidelines concerning specification of API solid form make the services provided by firms such as Pharmorphix crucial to the pharmaceutical industry. In addition, better understanding and characterization of solid form provides valuable intellectual property that can be used to extend the patent life of new therapeutics.”

Dr. Alan Chorlton, Pharmorphix’s CEO, added, “There is an excellent synergy between Pharmorphix’s technology and SAFC’s development and manufacturing capabilities. The acquisition will stimulate further, mutual business growth, and we look forward to joining such a dynamic and ambitious organization as SAFC.”

Pharmorphix is the second company this year to be integrated within the SAFC organization, following the May 2006 acquisition of Iropharm, a cGMP compliant commercial-scale chemical synthesis manufacturing site in Arklow, Ireland.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 35 countries and has 7,200 employees providing excellent service worldwide. We are committed to accelerating Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com.

About SAFC: SAFC is the custom manufacturing group within Sigma-Aldrich that focuses on both biochemical production and the manufacturing of complex, multi-step organic synthesis of APIs and key intermediates. SAFC has manufacturing facilities around the world dedicated to providing manufacturing services for companies requiring a reliable partner to produce their custom manufactured materials. SAFC has four operating segments – SAFC Pharma, SAFC Supply Solutions, SAFC Biosciences, and SAFC Hitech, and had annual sales of $437million in 2005. SAFC is one of the world’s 10 largest fine chemical businesses.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, (4) changes in research funding, (5) other changes in the business environment in which the Company operates, (6) government regulations applicable to the business and (7) the ability to retain customers, suppliers and employees. The Company does not undertake any obligation to update these forward-looking statements.